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Exhibit 1.1 Restated Articles of Continuance

ALBERTA

    Consumer and Corporate Affairs

ARTICLES OF CONTINUANCE

    1.  Name of Corporation: BakBone Software Incorporated

    2.  Corporate Access No.: 205470271

    3.  The Classes and any Maximum Number of Shares that the Corporation is Authorized to Issue: The Corporation is authorized to issue an unlimited number of common shares, such that all of the issued and outstanding common shares of the Corporation are consolidated on the basis of one new consolidated common share being issued for each six (issued and outstanding) common shares.

    4.  Restrictions if any on Share Transfers: None.

    5.  Number (or Minimum and Maximum Number) of Directors: Minimum of three (3) and a maximum of twelve (12) directors.

    6.  Restrictions If Any on Business the Corporation May Carry On: None

    7.  If change of Name Effected, Previous Name: None.

    8.  Details of Incorporation: Incorporated under the Company Act of the Province of British Columbia by Certificate of Amalgamation 319108 dated December 18, 1986, whereby CANU RESOURCES LIMITED, which was incorporated under the Company Act of British Columbia on the eighth day of August, 1980, under Certificate No. 214306 and ICAN RESOURCES LTD., which was amalgamated under the Company Act of British Columbia on the twelfth day of September, 1984, under Certificate No. 282501 were amalgamated.

    9.  Other Provisions If Any: none.

    10. Date: Oct. 20, 1992

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  Exhibit 1.1 Restated Articles of Continuance